NEWS RELEASE                                                        [CIGNA LOGO]
                                   EXHIBIT 20



                  IMMEDIATE



                  ROBERT W. SULLIVAN, FINANCIAL RELATIONS - (215) 761-6130 MICHAEL J. MONROE, MEDIA RELATIONS - (215) 761-6133



                  CIGNA REPORTS RECORD FULL YEAR 1996 RESULTS;
                        FULL YEAR INCOME OVER $1 BILLION


PHILADELPHIA, FEBRUARY 11, 1997 -- CIGNA Corporation (NYSE:CI) today reported fourth quarter 1996 operating income* of $261 million, or $3.47 per share, versus $277 million, or $3.62 per share, reported in the fourth quarter of 1995.

Operating income for the full year 1996 was $1.0 billion, or $13.14 per share. Full year 1995 operating income was $882 million, or $11.96 per share, excluding third quarter adjustments for asbestos and environmental, reinsurance and cost reduction charges. Including these adjustments, operating income for the full year 1995 was $33 million, or $0.45 per share.

Consolidated net income for the fourth quarter of 1996 was $306 million ($4.07 per share), compared with $282 million ($3.69 per share) a year ago. For the full year 1996, consolidated net income was $1.1 billion ($13.85 per share), compared with $211 million ($2.86 per share) for 1995, including the adjustments.

"We are pleased with the earnings and returns achieved in 1996. Actions taken during the year position us well for continued improvements in 1997," said Wilson H. Taylor, CIGNA's Chief Executive Officer.

* Operating income (loss) is defined as net income (loss) excluding after-tax realized investment results.

THE FOLLOWING SEGMENT DISCUSSIONS OF OPERATING RESULTS EXCLUDE THE THIRD QUARTER 1995 ADJUSTMENTS. SEE THE ATTACHED FINANCIAL INFORMATION PAGE FOR ADDITIONAL INFORMATION.

SEGMENT RESULTS:

EMPLOYEE LIFE AND HEALTH BENEFITS

This segment, which includes CIGNA's HMO and indemnity operations, had operating income of $137 million in the fourth quarter of 1996. This compares with operating income of $144 million in the fourth quarter of 1995. For the full year 1996, operating income was $497 million, compared with $513 million in 1995.

HMO medical membership grew by about 435,000 covered lives or 11% since December 31, 1995.

EMPLOYEE RETIREMENT AND SAVINGS BENEFITS

This segment, which operates in the defined contribution and defined benefit markets, had operating income of $54 million in the fourth quarter of 1996. This compares with operating income of $49 million in the fourth quarter of 1995. For the full year 1996, operating income was $201 million, compared with $192 million in 1995.

Assets under management at December 31, 1996, were $40.6 billion, an increase of 6% from $38.2 billion as of December 31, 1995.

INDIVIDUAL FINANCIAL SERVICES

This segment, which includes individual and corporate-owned life insurance; life, accident and health reinsurance; and annuity businesses, had operating income of $40 million in the fourth quarter of 1996. This compares with operating income of $38 million in the fourth quarter of 1995. Full year 1996 operating income was $161 million, compared with $150 million in 1995.

PROPERTY AND CASUALTY*

The property and casualty (P&C) segment includes the Ongoing operations (International and Domestic) and Run-off.

Ongoing operations had operating income of $57 million for the fourth quarter of 1996. This compares with operating income of $49 million for the fourth quarter of 1995. The combined ratio in the fourth quarter of 1996 was 100%. For the full year 1996, operating income was $211 million, compared with $128 million in 1995.

The Ongoing operations had $10 million and $8 million of after-tax catastrophe losses for the fourth quarter of 1996 and 1995, respectively. For the full year 1996, the Ongoing operations had $48 million of after-tax catastrophe losses, compared with $37 million in 1995.


* Amounts for 1995 are reported on a pro forma basis as though the Domestic P&C restructuring, which was effective as of December 31, 1995, was in place at the beginning of 1995. These pro forma results are not necessarily indicative of the results that would have been reported had the restructuring actually occurred as of January 1, 1995. Consolidated P&C Segment and International amounts for 1995 were not affected by the restructuring.

International had operating income for the fourth quarter of 1996 of $33 million, compared with income of $44 million in 1995. The combined ratio was 93% for the fourth quarter of 1996, compared with 92% for the same period last year. For the full year 1996, International had operating income of $135 million, compared with $128 million in 1995.

Domestic had operating income of $24 million for the fourth quarter of 1996, compared with $5 million in 1995. The combined ratio for the fourth quarter of 1996 was 109%, compared with 112% for the comparable period of 1995. For the full year 1996, Domestic had operating income of $76 million, compared with break-even results in 1995.

Run-off had an operating loss of $3 million in the fourth quarter of 1996, compared with income of $18 million for the same period in 1995. Full year 1996 operating income was $2 million, compared with a loss of $26 million in 1995.

OTHER

Other Operations, which includes unallocated investment income, expenses (principally debt service) and taxes, as well as the results of CIGNA's settlement annuity business and investment and real estate subsidiaries, had an operating loss of $24 million in the fourth quarter of 1996. This compares with an operating loss of $21 million in the fourth quarter of 1995. For the full year 1996, the operating loss was $70 million, compared with a loss of $75 million in 1995.

REVENUES

Consolidated revenues for the fourth quarter of 1996 were $4.9 billion, compared with $4.8 billion for the same period in 1995. For both the full year 1996 and 1995, consolidated revenues were $19.0 billion.

ASSETS/SHAREHOLDERS' EQUITY

Assets at December 31, 1996, were $98.9 billion, compared with $95.9 billion at year-end 1995. Shareholders' equity was $7.2 billion ($97.15 per share) at December 31, 1996, compared with $7.2 billion ($93.76 per share) at December 31, 1995.

SHARE REPURCHASE PROGRAM

In April, 1996, the CIGNA Board of Directors authorized a $500 million share repurchase program. As of December 31, 1996, CIGNA's cumulative purchases were
2.4 million shares at a cost of about $300 million. As of February 11, 1997, cumulative purchases were 2.8 million shares at a cost of about $350 million.

Quarterly earnings are available on CIGNA's home page on the Internet (http://www.cigna.com).


                                       ###

Statements not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. CIGNA cautions the reader that actual results could differ materially from those expected by CIGNA, depending on the outcome of certain factors including: 1) adverse catastrophe experience in CIGNA's property and casualty businesses; 2) adverse property and casualty loss development for events that CIGNA insured in prior years; 3) an increase in medical costs in CIGNA's health care operations, including increases in utilization and costs of medical services; 4) heightened competition, particularly price competition, reducing product margins in CIGNA's businesses; and 5) significant changes in interest rates. Other important factors may be noted from time-to-time in CIGNA's reports filed with the SEC.

CIGNA  CORPORATION
COMPARATIVE  SUMMARY  OF  FINANCIAL  RESULTS
(Dollars in millions, except per share amounts)



================================================================================================================
                                                           THREE MONTHS ENDED                  YEAR ENDED
                                                               DECEMBER 31,                    DECEMBER 31,
                                                          1996            1995            1996            1995
----------------------------------------------------------------------------------------------------------------

REVENUES
    Premiums and fees                                   $  3,583        $  3,574        $ 13,916        $ 13,914
    Net investment income                                  1,070           1,104           4,333           4,296
    Other revenues                                           162             121             610             512
    Realized investment gains                                 74               7              91             233
----------------------------------------------------------------------------------------------------------------
         Total                                          $  4,889        $  4,806        $ 18,950        $ 18,955
================================================================================================================

OPERATING INCOME (LOSS) BY SEGMENT (1)
    Employee Life and Health Benefits:
        Indemnity operations                            $     88        $     98        $    286        $    302
        HMO operations                                        49              46             211             191
                                                        --------        --------        --------        --------
          Total Employee Life and Health Benefits            137             144             497             493
    Employee Retirement and Savings Benefits                  54              49             201             192
    Individual Financial Services                             40              38             161             150
    Property and Casualty (2):
       Domestic                                               24               5              76             (60)
       International                                          33              44             135             128
                                                        --------        --------        --------        --------
          Ongoing operations                                  57              49             211              68
       Run-off operations                                     (3)             18               2            (795)
                                                        --------        --------        --------        --------
             Total Property and Casualty                      54              67             213            (727)
     Other Operations                                        (24)            (21)            (70)            (75)
----------------------------------------------------------------------------------------------------------------
        Total                                           $    261        $    277        $  1,002        $     33
================================================================================================================

NET INCOME (LOSS) BY SEGMENT
    Employee Life and Health Benefits:
        Indemnity operations                            $     94        $    101        $    289        $    406
        HMO operations                                        49              46             211             191
                                                        --------        --------        --------        --------
          Total Employee Life and Health Benefits            143             147             500             597
    Employee Retirement and Savings Benefits                  64              49             222             194
    Individual Financial Services                             47              39             168             151
    Property and Casualty (2):
       Domestic                                               31               7              84              (2)
       International                                          42              39             156             126
                                                        --------        --------        --------        --------
          Ongoing operations                                  73              46             240             124
       Run-off operations                                      7              21            --              (797)
                                                        --------        --------        --------        --------
             Total Property and Casualty                      80              67             240            (673)
    Other Operations                                         (28)            (20)            (74)            (58)
----------------------------------------------------------------------------------------------------------------
        Total                                           $    306        $    282        $  1,056        $    211
================================================================================================================

WEIGHTED AVERAGE SHARES
    OUTSTANDING  (THOUSANDS)                              75,255          76,425          76,248          73,719
================================================================================================================

EARNINGS PER SHARE:
    Operating income (1)                                $   3.47        $   3.62        $  13.14        $   0.45
    After-tax realized investment gains                     0.60            0.07            0.71            2.41
----------------------------------------------------------------------------------------------------------------

    Net income                                          $   4.07        $   3.69        $  13.85        $   2.86
================================================================================================================

SHAREHOLDERS' EQUITY AT DECEMBER 31                                                     $  7,208        $  7,157
================================================================================================================

SHAREHOLDERS' EQUITY  PER SHARE AT DECEMBER 31                                          $  97.15        $  93.76
================================================================================================================

(1) Operating income (loss) is defined as net income (loss) excluding after-tax realized investment results.

(2) Amounts for the Property and Casualty segment's Domestic and Run-off operations for 1995 are reported on a pro forma basis as though the Property and Casualty restructuring, which was effective as of December 31, 1995, was in place at the beginning of 1995. These pro forma results are not necessarily indicative of the results that would have been reported had the restructuring actually occurred as of January 1, 1995. Amounts for the International operations and for the consolidated Property and Casualty segment for 1995 were not affected by the restructuring.

CIGNA CORPORATION
SUPPLEMENTAL  FINANCIAL  INFORMATION
FINANCIAL DATA EXCLUDING THIRD QUARTER 1995 ADJUSTMENTS - RESULTS OF OPERATIONS (Dollars in millions, except per share amounts)


                                                             EMPLOYEE LIFE & HEALTH BENEFITS

                                                  INDEMNITY              HMOS               TOTAL
YEAR ENDED DECEMBER 31,                         1996      1995      1996      1995      1996      1995
-------------------------------------------------------------------------------------------------------
Operating income (loss)  before adjustments    $ 286     $ 311     $ 211     $ 202     $ 497     $ 513

Asbestos / environmental charge                   --        --        --        --        --        --

Cost reduction charges                            --        (9)       --       (11)       --       (20)

Reinsurance charge                                --        --        --        --        --        --
-------------------------------------------------------------------------------------------------------
Operating income (loss) as published             286       302       211       191       497       493
-------------------------------------------------------------------------------------------------------
After-tax realized investment gains (losses)       3       104        --        --         3       104
-------------------------------------------------------------------------------------------------------
Net income (loss)                              $ 289     $ 406     $ 211     $ 191     $ 500     $ 597
=======================================================================================================

                                                  EMPLOYEE      INDIVIDUAL   INDIVIDUAL
                                                 RETIREMENT &   FINANCIAL    FINANCIAL     PROPERTY &
                                              SAVINGS BENEFITS   SERVICES    SERVICES       CASUALTY
YEAR ENDED DECEMBER 31,                         1996     1995      1996        1995      1996     1995
---------------------------------------------------------------------------------------------------------
Operating income (loss)  before adjustments    $ 201    $ 192      $ 161    $    150   $   213   $   102

Asbestos / environmental charge                   --       --         --          --        --      (686)

Cost reduction charges                            --       --         --          --        --       (55)

Reinsurance charge                                --       --         --          --        --       (88)
---------------------------------------------------------------------------------------------------------
Operating income (loss) as published             201      192        161         150       213      (727)
---------------------------------------------------------------------------------------------------------
After-tax realized investment gains (losses)      21        2          7           1        27        54
---------------------------------------------------------------------------------------------------------
Net income (loss)                              $ 222    $ 194      $ 168     $   151   $   240   $  (673)
=========================================================================================================



                                                                                        EARNINGS
                                                  OTHER           CONSOLIDATED          PER SHARE
YEAR ENDED DECEMBER 31,                       1996      1995     1996       1995      1996     1995
----------------------------------------------------------------------------------------------------
Operating income (loss)  before
  adjustments                               $   (70)  $   (75)  $ 1,002   $   882   $ 13.14   $11.96

Asbestos / environmental charge                  --        --        --      (686)       --    (9.30)

Cost reduction charges                           --        --        --       (75)       --    (1.02)

Reinsurance charge                               --        --        --       (88)       --    (1.19)
----------------------------------------------------------------------------------------------------
Operating income (loss) as published            (70)      (75)    1,002        33     13.14     0.45
----------------------------------------------------------------------------------------------------
After-tax realized investment gains
 (losses)                                        (4)       17        54       178      0.71     2.41
----------------------------------------------------------------------------------------------------
Net income (loss)                           $   (74)  $   (58)  $ 1,056   $   211   $ 13.85   $ 2.86
====================================================================================================